SUB-ITEM 77Q3

AIM INTERNATIONAL TOTAL RETURN FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811-05426
SERIES NO.:        21

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    260

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class B               $     38
          Class C               $     55
          Class Y               $      1
          Institutional Class   $    240

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0754

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B                 0.0375
          Class C                 0.0375
          Class Y                 0.0880
          Institutional Class     0.0880

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  3,119

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    915
          Class C                  1,326
          Class Y                      2
          Institutional Class      2,688

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  10.23

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  10.21
          Class C               $  10.21
          Class Y               $  10.23
          Institutional Class   $  10.23